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                                                              EXHIBIT 3.8

                      CERTIFICATE OF DESIGNATIONS, POWERS,
                             PREFERENCES AND RIGHTS
                                     OF THE
                         FLOATING RATE PREFERRED STOCK
                   ($10,000 liquidation preference per share)

                                       OF

                              LEHMAN BROTHERS INC.
                             ----------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

        LEHMAN BROTHERS INC., a Delaware corporation having its registered office at 1209 Orange Street, in the City of Wilmington, in the County of New Castle (the "Corporation"). HEREBY CERTIFIES that resolutions were duly adopted by the Board of Directors of the Corporation pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation, as follows:

                RESOLVED, that the Corporation be, and it hereby is, authorized to offer, issue and sell a series of Preferred Stock of the Corporation and the Board of Directors hereby fixes the designation, number of shares, voting powers and the other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Certificate of Incorporation of the Corporation which may be applicable to such series) as follows:

        1. Designation and Number of Shares. The designation of such series shall be the Floating Rate Preferred Stock (the "Floating Rate Preferred Stock") and the authorized number of shares constituting such series shall be one hundred (100). The Board reserves the right by from time to time to increase or decrease the number of shares that constitute the Floating Rate Preferred Stock (but not below the number of shares thereof then outstanding) within the limitations provided by law, this resolution and the Restated Certificate of Incorporation.

        2. Dividends. Dividends on each share of Floating Rate Preferred Stock shall be cumulative from the date of mutual issuance of such share and shall be payable annually, when and as declared by the Board of Directors or a duly authorized committee thereof out of funds legally available therefor, in cash on April 15 of each year, commencing April 15, 1997 (each a "Dividend Payment Date"), to holders of record on such record date, not exceeding 30 days preceding the payment thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof, at a rate equal to the Federal Funds Daily Rate in effect on the record date less 0.25% per annum per share on the liquidation preference of $10,000 per share. If any date on which dividends would otherwise be payable shall be or be declared a national or New York
State holiday, or if banking institutions in the State of New York shall be closed because of a banking moratorium or otherwise on such date, then the Dividend Payment Date shall be the next succeeding day on which such banks shall be open. Accumulated and unpaid dividends shall not bear interest.

        If there shall be outstanding shares of any other class or series of preferred stock of the Corporation ranking on a parity as to dividends with the Floating Rate Preferred Stock, the Corporation, in making any dividend payment on account of arrears on the Floating Rate Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Floating Rate Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Floating Rate Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.
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        3.      LIQUIDATION PREFERENCE. In the event of any liquidation,
dissolution or winding up of the Corporation, voluntary or involuntary, the holders of the Floating Rate Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, before any distribution of assets is made to the holders of the common stock or any other shares of stock of the Corporation ranking as to such distribution junior to the Floating Rate Preferred Stock, an amount equal to $10,000 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the Floating Rate Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Corporation ranking senior to the Floating Rate Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

        After payment of the full amount of the Liquidation Preference and such dividends, the holders of shares of Floating Rate Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution shall be insufficient to pay in full the amounts payable with respect to the Floating Rate Preferred Stock and any other shares, shall share ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Consolidation or merger of the Corporation with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or any part of the Corporation's assets shall not be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 if the preferences of the holders of shares of Floating Rate Preferred Stock are not impaired thereby.

        4. CONVERSION. The Floating Rate Preferred Stock is not convertible into, or exchangeable for, other securities or property.

        5. VOTING RIGHTS. The Floating Rate Preferred Stock shall have no voting rights except as otherwise required by law.

        6. REDEMPTION. The shares of Floating Rate Preferred Stock owned by any holder of record may be redeemed by the Corporation, at any time at its option and subject to New York Stock Exchange approval at an amount equal to $10,000 per shares plus, in each case, an amount equal to all and accumulated and unpaid dividends to, but excluding, the date fixed for redemption, upon the occurrence of any of the following events: (i) without the prior written consent of the Corporation the holder of such shares ceases to clear all of its securities transactions through the Corporation, (ii) dissolution, bankruptcy or insolvency of such holder, (iii) any violation by such holder of any agreement made by such holder with the Corporation or if the holder has been determined by any of the exchanges or associations or other institutions with which the Corporation has or may have membership privileges or other privileges to have violated any agreement made by such holder therewith, (iv) the holder shall have been suspended or expelled from any of the exchanges or associations or other institutions with which the Corporation has membership privileges, (v) such holder ceases to be considered a "creditor" as defined in Regulation T promulgated by the Board of Governors of the Federal Reserve System pursuant to the Securities Exchange Act of 1934, or (vi) the Corporation shall determine in good faith that it is necessary or desirable for the welfare of the Corporation or the attainment of a corporate objective that such holder shall cease to be such a holder.

        The holders of shares of Floating Rate Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the call for redemption thereof (except that holders of shares called for redemption on a date occurring between such Record Date and the Dividend Payment Date shall not be entitled to receive such dividend on such Dividend Payment Date) or the Corporation's default in payment of the dividend due on such Dividend Payment Date.



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        In the event the Corporation shall redeem shares of Floating Rate
Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Floating Rate Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of shares of Floating Rate Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder, (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).

        7. Rights of First Refusal. If at any time after the date hereof a holder of shares of Preferred Stock (the "Seller") desires to cease clearing operations through the Corporation and receives an offer to purchase any or all of its shares of Preferred Stock (the "Offered Shares") from an entity (the "Prospective Purchaser") that desires to begin or increase its clearing operations through the Corporation, and if the Seller desires to accept such offer, the Seller shall give prompt written notice (a "Notice of Offer") to the Corporation which Notice of Offer shall include the terms of the sale and the name of the Prospective Purchaser. The Notice of Offer shall be deemed to be an irrevocable offer to sell the Offered Shares to the Corporation, and the Corporation shall have the irrevocable and exclusive option, as hereinafter provided, to buy all but not less than all of the Offered Shares at a price equal to the liquidation value plus accumulated dividends, if any.

        Within ninety (90) days following the date on which the Corporation receives the Notice of Offer (the "Notice Date"), the Corporation shall notify the Seller whether the Corporation elects to purchase the Offered Shares (a "Corporation Acceptance"). If the Seller does not receive a Corporation Acceptance within such 90-day period, the Corporation shall be deemed to have declined to purchase any of the Offered Shares and within 10 days of the expiration of such 90-day period shall furnish the Seller with a written consent approving the sale of the Offered Shares to the Prospective Purchaser. A Corporation Acceptance shall be deemed to be an irrevocable commitment to purchase the Offered Shares from the Seller.

        Upon the exercise by the Corporation of its right of first refusal in accordance with this paragraph 7, the Corporation shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use its best efforts to secure any approvals required in connection therewith. If the Corporation does not exercise its right of first refusal with respect to all of the Offered Shares within the time specified for such exercise, the Seller shall be free upon the receipt of a written consent from the Corporation, during a period of ninety (90) days following the expiration of the last day for such exercise, to sell the Offered Shares, but only to the Prospective Purchaser specified in the Notice of Offer.

        The closing of the purchase of any Shares by the Corporation pursuant to this paragraph 7 shall take place on such date within 30 days after the expiration of the 90-day period following the Notice Date. The Corporation shall deliver to the Seller, in full payment of the purchase price for the shares of Preferred Stock purchased by the Corporation, cash or other immediately available funds in the full amount of the purchase price.

        8. Designation by Corporation of Other Purchasers. Whenever the Corporation shall be entitled to purchase any shares of Preferred Stock upon the exercise of any right or option arising pursuant hereto, the Corporation may designate such other person or persons as purchasers of all or any part of such shares.

        9. Restrictions on Transfer. The shares of Preferred Stock shall be issued only in the name of the beneficial owner, and no transfer of such shares shall be effected except on the stock books of the Corporation upon surrender of the stock certificates duly endorsed, and all shares of the Preferred Stock shall at all times be held subject to all agreements and restrictions set forth in this Certificate of Designations and in the Restated Certificate

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of Incorporation, as amended from time to time, the provisions of which shall at all times apply equally both as to an original holder of shares and to each and every subsequent holder thereof, and each holder of shares of the Preferred Stock, by the acceptance of a stock certificate representing shares of the Corporation's Preferred Stock, agrees with the Corporation and with each other holder of shared of Preferred Stock, in consideration of such agreement of each such other holder of shares of Preferred Stock, to such agreements, conditions and restrictions as contained in this Certificate of Designations and in the restated Certificate of Incorporation.

     10.     Reissuance of Shares    Shares of Floating Rate Preferred Stock
that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to Floating Rate and may be redesignated and reissued as part of any series of the preferred stock.

     IN WITNESS WHEREOF, Lehman Brothers Inc. has caused this certificate to be signed by Jennifer Marre, Vice President, and attested by Karen C. Manson, its Secretary, this 30th day of April, 1996.


                                                 /s/ Jennifer Marre
                                                 ------------------------------
                                                 Jennifer Marre, Vice President


ATTEST:

/s/ Karen C. Manson
----------------------------
Karen C. Manson, Secretary


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